UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Austin W. Lehr has informed Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) that, in order to pursue other opportunities, he will resign as Chief Operating Officer effective April 30, 2014.

Mr. Lehr’s primary duties will be assumed by the Company’s President, J. Michael Lynch.

Item 8.01 Other Events.

The Company is also filing this Current Report in order to disclose the daily net asset value (“NAV”) per share, as determined in accordance with our valuation procedures for each business day from April 1, 2014 through April 30, 2014, for each of our classes of common stock.

Recent Pricing Information (unaudited)

Below is the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from April 1, 2014 through April 30, 2014, for each of our classes of common stock (we refer to our unclassified shares of common stock as “Class E” shares):

Date	NAV per Share

	Class E	Class A	Class W	Class I
April 1, 2014	$6.96	$6.96	$6.96	$6.96
April 2, 2014	$6.96	$6.96	$6.96	$6.96
April 3, 2014	$6.96	$6.96	$6.96	$6.96
April 4, 2014	$6.96	$6.96	$6.96	$6.96
April 7, 2014	$6.96	$6.96	$6.96	$6.96
April 8, 2014	$6.96	$6.96	$6.96	$6.96
April 9, 2014	$6.96	$6.96	$6.96	$6.96
April 10, 2014	$6.96	$6.96	$6.96	$6.96
April 11, 2014	$6.96	$6.96	$6.96	$6.96
April 14, 2014	$6.96	$6.96	$6.96	$6.96
April 15, 2014	$6.96	$6.96	$6.96	$6.96
April 16, 2014	$6.96	$6.96	$6.96	$6.96
April 17, 2014	$6.96	$6.96	$6.96	$6.96
April 21, 2014	$6.96	$6.96	$6.96	$6.96
April 22, 2014	$6.96	$6.96	$6.96	$6.96
April 23, 2014	$6.96	$6.96	$6.96	$6.96
April 24, 2014	$6.98	$6.98	$6.98	$6.98
April 25, 2014	$6.98	$6.98	$6.98	$6.98
April 28, 2014	$6.98	$6.98	$6.98	$6.98
April 29, 2014	$6.98	$6.98	$6.98	$6.98
April 30, 2014	$6.97	$6.97	$6.97	$6.97

On any day, our share sales and redemptions will be made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
May 1, 2014
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

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